Exhibit  99.2


The Corporation posted a 62.0% increase in net income during the first three quarters of 2003. Earnings per share increased $0.32 for the nine months ended September 30, 2003 to $0.86 per share compared to $0.54 per share for the nine months ending September 30, 2002.

The change was the result of operating income increasing $204,300(3.0%) during the first nine months of 2003 and the negative effect of a one-time after tax charge to net income of approximately $2.5 million during the first two quarters of 2002. The charge was the result of a mediated lawsuit brought by Centex Credit Corporation v. Tri City National Bank during the first quarter of 2002 and a negotiated settlement of a lawsuit brought by Creve Coeur Mortgage Associates, Inc. v. Tri City National Bank during the second quarter of 2002.

All financial information has been adjusted to reflect the 3-for-1 stock split which was completed on March 3, 2003.